Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT FOR THE

NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re:	§ Chapter 11
§
EASTERN 1996D LIMITED	§ Case No. 13-34773-HDH-11
PARTNERSHIP, et al.,	§
§ Jointly Administered
Debtors.	§

JOINT CHAPTER 11 PLAN PROPOSED BY THE DEBTORS, PDC ENERGY, INC.,

AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

GRAY REED & MCGRAW, P.C.	ANDREWS KURTH LLP	GARDERE WYNNE SEWELL LLP
Jason S. Brookner	Robin Russell	Holland Neff O’Neil
Texas Bar No. 24033684	Texas Bar No. 17424001	Texas Bar No. 14864700
Lydia R. Webb	Joseph P. Rovira	Thomas C. Scannell
Texas Bar No. 24083758	Texas Bar No. 24066008	Texas Bar No. 24070559
1601 Elm Street, Suite 4600	600 Travis, Suite 4200	1601 Elm Street, Suite 3000
Dallas, Texas 75201	Houston, Texas 77002	Dallas, Texas 75201
Telephone: (214) 954-4135	Telephone: (713) 220-4200	Telephone: (214) 999-3000
Facsimile: (214) 953-1332	Facsimile: (713) 220-4285	Facsimile: (214) 999-4667

ATTORNEYS FOR THE DEBTORS	ATTORNEYS FOR PDC	ATTORNEYS FOR THE OFFICIAL
AND DEBTORS IN POSSESSION	ENERGY, INC.	COMMITTEE OF EQUITY
SECURITY HOLDERS

Dated: October 28, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1

1.2	Rules of Interpretation and Construction	7

ARTICLE II TREATMENT OF UNCLASSIFIED CLAIMS		7

2.1	Administrative Expense Claims	7

2.2	Fee Claims	8

2.3	Priority Tax Claims	8

ARTICLE III CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS		9

ARTICLE IV TREATMENT OF CLAIMS AND EQUITY INTERESTS		11

4.1	Class 1 – Priority Non-Tax Claims	11

4.2	Classes 2A through 2L – Secured Claims	11

4.3	Class 3 – General Unsecured Claims	11

4.4	Classes 4A through 4L – Equity Interests	11

ARTICLE V IMPAIRMENT; ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES		12

5.1	Classes Entitled to Vote	12

5.2	Class Acceptance Requirement	12

5.3	Cramdown	12

ARTICLE VI MEANS OF IMPLEMENTATION		12

6.1	General	12

6.2	Settlement of General Partner Litigation	12

6.3	Release of Liens	14

6.4	Cancellation of Limited Partnership Agreements and Equity Interests	14

6.5	Partnership Actions	14

6.6	Dissolution of Committee and Cessation of Fee and Expense Payments	14

ARTICLE VII DISTRIBUTIONS		15

7.1	Date of Distributions	15

7.2	Sources of Cash for Plan Distributions	15

7.3	Disbursing Agent	15

7.4	Rights and Powers of Disbursing Agent	16

7.5	Record Date for Distributions	16

7.6	Recipients of Distributions	16

7.7	Delivery of Distributions	16

7.8	Means of Payment	17

7.9	Setoffs and Recoupment	17

7.10	Disputed Claims Reserve and Administrative Reserve	17

7.11	Distributions After Effective Date	17

7.12	Withholding and Reporting Requirements	17

7.13	No Postpetition Interest	18

7.14	Time Bar to Payments	18

ARTICLE VIII PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS		18

8.1	Objections to Claims	18

8.2	No Distributions Pending Allowance	18

8.3	Distributions After Allowance	18

8.4	Disallowance of Late Filed Claims; Proof of Equity Interest	19

ARTICLE IX TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		19

9.1	Rejection of Contracts and Leases	19

9.2	Inclusiveness	19

9.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases	19

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS OF THE PLAN		20

10.1	Conditions to Confirmation of Plan	20

10.2	Conditions to Effective Date of Plan	20

10.3	Waiver of Conditions Precedent	20

10.4	Effect of Failure of Conditions	21

10.5	Reservation of Rights	21

ARTICLE XI EFFECTS OF CONSUMMATION		21

11.1	Revesting of Assets	21

11.2	Exculpation	21

11.3	Releases by the Debtors	22

11.4	Third Party Release	22

11.5	Injunction and Stay	23

11.6	Preservation of Claims	23

11.7	Compromise of Controversies	23

ARTICLE XII RETENTION OF JURISDICTION		24

ARTICLE XIII MISCELLANEOUS		25

13.1	Payment of Statutory Fees	25

13.2	Filing of Additional Documents	25

13.3	Schedules, Exhibits and Plan Supplement Incorporated	25

13.4	Amendment or Modification of the Plan	25

13.5	Inconsistency	25

13.6	Exemption from Certain Transfer Taxes	26

13.7	Expedited Tax Determination	26

13.8	Ordinary Course	26

13.9	Binding Effect	26

13.10	Severability	26

13.11	No Admissions	27

13.12	No Payment of Attorneys’ Fees	27

13.13	Notices	27

13.14	Governing Law	28

Eastern 1996D Limited Partnership, Eastern 1997D Limited Partnership, Eastern 1998D Limited Partnership, CO and PA 1999D Limited Partnership, Colorado 2000B Limited Partnership, Colorado 2000C Limited Partnership, Colorado 2000D Limited Partnership, Colorado 2001A Limited Partnership, Colorado 2001B Limited Partnership, Colorado 2001C Limited Partnership, Colorado 2001D Limited Partnership, Colorado 2002A Limited Partnership, PDC Energy, Inc., and the Official Committee of Equity Security Holders, hereby propose the following Joint Chapter 11 Plan pursuant to section 1121(a) of the Bankruptcy Code.

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

For the purpose of this Plan, the following terms shall have the respective meanings set forth below:

1996D means Eastern 1996D Limited Partnership.

1997D means Eastern 1997D Limited Partnership.

1998D means Eastern 1998D Limited Partnership.

1999D means CO and PA 1999D Limited Partnership.

2000B means Colorado 2000B Limited Partnership.

2000C means Colorado 2000C Limited Partnership.

2000D means Colorado 2000D Limited Partnership.

2001A means Colorado 2001A Limited Partnership.

2001B means Colorado 2001B Limited Partnership.

2001C means Colorado 2001C Limited Partnership.

2001D means Colorado 2001D Limited Partnership.

2002A means Colorado 2002A Limited Partnership.

Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases Allowed pursuant to sections 503(b) or 507 of the Bankruptcy Code including, without limitation (a) any fees or charges assessed against the Debtors’ Estates under 28 U.S.C. § 1930 and (b) other Administrative Expense Claims as may be ordered and Allowed by the Bankruptcy Court.

Administrative Reserve means the Cash reserve to be established pursuant to section 7.10 of the Plan, in the amount of $1.5 million, which shall be used to pay (i) Allowed Administrative Expense Claims, and (ii) the costs and expenses of administering the Chapter 11 Cases from the Effective Date until the time the Chapter 11 Cases are closed including, but not limited to, any fees payable under 28 U.S.C. § 1930.

Allowed means, with reference to any Claim or Equity Interest, any Claim or Equity Interest (i) for which a proof of claim or proof of interest has been filed and as to which no objection has been interposed on or before the Effective Date or such other applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (ii) which appears in the Debtors’ Schedules and is not listed as contingent, liquidated or disputed, (iii) which is allowed by Final Order of the Bankruptcy Court, or (iv) which expressly allowed under this Plan.

Ballot means the ballot provided to holders of Equity Interests to (i) indicate their votes to accept or reject the Plan and (ii) opt out of the third party release in section 11.4 of the Plan.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time.

Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, or any other court of the United States having jurisdiction over the Chapter 11 Cases.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended and in effect from time to time.

Bar Date means the last date to file proofs of claim against the Debtors, which was January 20, 2014 for all creditors except Governmental Units, and March 15, 2014 for Governmental Units.

Business Day means any day other than a Saturday, Sunday, or “legal holiday” as defined in Bankruptcy Rule 9006(a).

Cash means legal tender of the United States of America.

Causes of Action shall have the meaning ascribed to such term in section 11.6 of this Plan.

Chapter 11 Cases means the above-captioned jointly administered chapter 11 bankruptcy cases of the Debtors.

Claim means a claim against a Debtor within the meaning of section 101(5) of the Bankruptcy Code.

Class means any group of Claims or Equity Interests classified by this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

Collateral means any property or interest in property of the Estates of the Debtors subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state or federal law.

Committee means the Official Committee of Equity Security Holders appointed in the Chapter 11 Cases by the Office of the United States Trustee, as the same may be reconstituted from time to time.

Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to sections 1128(a) and 1129 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Debtor means any one of the Debtors, as the context may require.

Debtors means 1996D, 1997D, 1998D, 1999D, 2000B, 2000C, 2000D, 2001A, 2001B, 2001C, 2001D, and 2002A, collectively, in their capacities as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.

Deficits means, collectively, the amounts by which expenses exceeded income for some or all of September, October, November and December 2013, with respect to some or all of the Debtors, as set forth more fully in the Disclosure Statement, in the aggregate amount of approximately $190,000.

Direct Claim Settlement Payment means $1,000,000.00 in Cash, to be distributed to holders of Equity Interests other than PDC who do not opt out of the third party release contained in section 11.4 of the Plan.

Disallowed Claim or Equity Interest means any Claim or Equity Interest, or portion thereof, that is not an Allowed Claim, an Allowed Equity Interest, or a Disputed Claim or Disputed Equity Interest.

Disbursing Agent means the Responsible Party, PDC or BMC Group, Inc. acting at the direction of the Responsible Party, or any other party designated by the Bankruptcy Court, upon motion by the Debtors, to serve as a disbursing agent pursuant section 7.3 of this Plan.

Disclosure Statement means that certain disclosure statement relating to the Plan, including all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

Disputed Claim means, with respect to a Claim, any such Claim (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) with respect to which the Debtors or any party in interest have interposed a timely objection (as a contested matter, adversary proceeding, or otherwise) or request for estimation prior to the Objection Deadline in accordance with the Plan or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order as of the Effective Date.

Disputed Equity Interest means, with respect to an Equity Interest, any such Equity Interest (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a proof of interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation prior to the Objection Deadline in accordance with the Plan, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

Distribution Date means the date, occurring on or as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Equity Interests as provided in the Plan.

Distribution Record Date means the record date for purposes of receiving distributions under the Plan on account of Allowed Claims and Allowed Equity Interests, which shall be the Confirmation Date.

Effective Date means the first Business Day on which all the conditions precedent to the effectiveness of the Plan specified in section 10.2 hereof shall have been satisfied or waived as provided in section 10.3 hereof; provided, however, that if a stay, injunction or similar prohibition of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay, injunction or similar prohibition is no longer in effect.

Equity Interest means any “equity security” of the Debtors, as that term is defined in section 101(16) of the Bankruptcy Code, as well as any general partner interest in the Debtors.

Estate Settlement Payment means $6,000,000.00 in Cash, to be distributed to holders of Equity Interests other than PDC.

Estates means the estates of the Debtors as created under section 541 of the Bankruptcy Code.

Fee Claim means any Claim by a Professional Person under sections 330, 331 or 503 of the Bankruptcy Code for allowance of compensation and/or reimbursement of expenses in the Chapter 11 Cases.

Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a stay, new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

General Partner means PDC.

General Partner Litigation means the action styled Eastern 1996D Limited Partnership, et al. v. PDC Energy, Inc., Adv. No. 14-3080, pending in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

General Unsecured Claim means any Claim against a Debtor that is not an Administrative Expense Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Secured Claim or an Equity Interest.

Governmental Unit has the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

Initial Distribution means the amount of Cash to be distributed to holders of Allowed Equity Interests on the Effective Date of the Plan, after payment of Allowed Claims and funding the Administrative Reserve.

JOAs means the joint operating agreements among each Debtor and PDC as operator, which were assumed by the Debtors during the Chapter 11 Cases.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Limited Partnership Agreement means, with respect to each Debtor, the limited partnership agreement among such Debtor’s general and limited partners.

Local Rules means the local Bankruptcy Rules of the United States Bankruptcy Court for the Northern District of Texas.

Objection Deadline means the later of (a) ninety (90) days after the Effective Date and (b) such later as may be ordered by the Bankruptcy Court prior to the expiration of such ninety (90) day period, upon motion.

PDC means PDC Energy, Inc. (f/k/a Petroleum Development Corporation) in its capacity as general managing partner for each Debtor.

Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

Petition Date means September 16, 2013, the date on which each Debtor filed its voluntary petition for relief under chapter 11 of the Bankruptcy Code.

Plan means this Joint Chapter 11 Plan Proposed By the Debtors, PDC and the Committee, as the same may be amended, supplemented or otherwise modified, including any exhibits and schedules hereto.

Post-Confirmation Debtors means the Debtors, from and after the Confirmation Date.

Priority Non-Tax Claim means any Claim that is entitled to priority in payment pursuant to sections 507(a)(4), (5), (6) or (7) of the Bankruptcy Code and that is not an Administrative Expense Claim or a Priority Tax Claim.

Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Professional Person means any Person retained or to be compensated by the Debtors pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

Pro Rata means the proportion that the amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate amount of all Claims or Equity Interests (but excluding Disallowed Claims and Equity Interests) in such Class.

Responsible Party means Karen Nicolaou, the Debtors’ duly appointed responsible party in the Chapter 11 Cases.

Schedules means, collectively, Schedules A through J, as filed by the Debtors in the Chapter 11 Cases, as the same may be amended from time to time.

Secured Claim means a Claim that is secured by a Lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or Lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code, or as otherwise agreed to in writing by the Debtor in question and the holder of such Claim.

Trustee Motion Appeal means the Committee’s appeal of the Bankruptcy Court’s order denying the Committee’s Motion to Appoint a Chapter 11 Trustee [Docket No. 296], pending in the U.S. District Court for the Northern District of Texas, Dallas Division, under Civil Action No. 3:14-03558-D.

Voting Deadline means the date set by the Bankruptcy Court by which ballots for accepting or rejecting the Plan must be received, which is December 4, 2014.

Waived Amount means fifty percent (50%) of the amount otherwise distributable to PDC under the terms of the Plan on account of its Equity Interests from current cash on hand with the Debtors. To the extent that such amount is less than $1.5 million, PDC shall, within five (5) Business Days following the Effective Date, pay the difference to the Debtors’ Estates, such that the Waived Amount shall be no less than $1.5 million.

1.2	Rules of Interpretation and Construction.

(a) Interpretation. Unless otherwise specified herein, all section, article and exhibit references in the Plan are to the respective section in, article of, and exhibit to, the Plan, as the same may be amended, waived or modified from time to time. All headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

(b) Construction and Application of Bankruptcy Code Definitions. Unless otherwise defined herein, words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in the Plan. Words or terms used but not defined herein shall have the meanings ascribed to such terms or words, if any, in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

(c) Other Terms. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular article, section, subsection or clause contained in the Plan.

(d) Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

2.1	Administrative Expense Claims.

All Administrative Expense Claims against the Debtors shall be treated as follows:

(a) Time for Filing. All holders of Administrative Expense Claims (including PDC), other than Professional Persons holding Fee Claims, shall file with the Bankruptcy Court a request for payment of such Claims within thirty (30) days after the Effective Date. Any such request must be served on the Debtors, their counsel, counsel to PDC and counsel to the Committee, and must, at a minimum, set forth (i) the name of the holder of the Administrative Expense Claim; (ii) the amount of the Administrative Expense Claim; and (iii) the basis for the Administrative Expense Claim. A failure to file any such request in a timely fashion will result in the Administrative Expense Claim in question being discharged and its holder forever barred from asserting such Administrative Expense Claim against the Debtors or the Post-Confirmation Debtors.

(b) Allowance. An Administrative Expense Claim for which a request for payment has been properly filed shall become an Allowed Administrative Expense Claim unless an objection is filed by the date that is thirty (30) days after a request for payment of such Administrative Expense Claim is filed. If an objection is timely filed, the Administrative Expense Claim in question shall become an Allowed Administrative Expense Claim only to the extent so Allowed by Final Order of the Bankruptcy Court.

(c) Payment. Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment of such Claim, each holder of an Allowed Administrative Expense Claim shall receive, on account of and in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Administrative Expense Claim on (or as soon as reasonably practicable after) the later of (A) the Effective Date or (B) fifteen (15) days after entry of an order by the Bankruptcy Court allowing such Administrative Expense Claim.

2.2	Fee Claims.

Every Professional Person holding a Fee Claim that has not previously been the subject of a final fee application and accompanying Bankruptcy Court order shall file a final application for payment of fees and reimbursement of expenses no later than the date that is thirty (30) days after the Effective Date. Any such final fee application shall conform to and comply with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules. The last date to object to any final fee application shall be the twenty-fourth (24th) day after such fee application has been filed with the Bankruptcy Court. All final fee applications shall be set for hearing on the same day, as the Bankruptcy Court’s calendar permits, after consultation with counsel to the Debtors. Allowed Fee Claims shall be paid in full in Cash by the Debtors on (or as soon as reasonably practicable after) the later of (A) the Effective Date or (B) fifteen (15) days after entry of an order by the Bankruptcy Court allowing such Fee Claim.

2.3	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim has agreed or agrees to a different treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive on (or as soon as reasonably practicable after) the Effective Date, Cash in an amount equal to the Allowed amount of such Claim. To the extent interest is required to be paid on any Priority Tax Claim, the rate of such interest shall be the rate determined under applicable nonbankruptcy law, as set forth in section 511 of the Bankruptcy Code. To the extent the holder of an Allowed Priority Tax Claim has a Lien on a Debtor’s property, such Lien shall remain in place until such Allowed Priority Tax Claim has been paid in full. On and after the Effective Date, all ad valorem property taxes (if any) will be paid as they become due, in the ordinary course.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

All Claims against, and Equity Interests in, the Debtors are classified for all purposes, including voting, confirmation, and distribution, pursuant to the Plan as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (deemed to accept)

Class 2A	Secured Claims Against Eastern 1996D Limited Partnership	No	No (deemed to accept)

Class 2B	Secured Claims Against Easter 1997D Limited Partnership	No	No (deemed to accept)

Class 2C	Secured Claims Against Eastern 1998D Limited Partnership	No	No (deemed to accept)

Class 2D	Secured Claims Against CO and PA 1999D Limited Partnership	No	No (deemed to accept)

Class 2E	Secured Claims Against Colorado 2000B Limited Partnership	No	No (deemed to accept)

Class 2F	Secured Claims Against Colorado 2000C Limited Partnership	No	No (deemed to accept)

Class 2G	Secured Claims Against Colorado 2000D Limited Partnership	No	No (deemed to accept)

Class 2H	Secured Claims Against Colorado 2001A Limited Partnership	No	No (deemed to accept)

Class 2I	Secured Claims Against Colorado 2001B Limited Partnership	No	No (deemed to accept)

Class 2J	Secured Claims Against Colorado 2001C Limited Partnership	No	No (deemed to accept)

Class 2K	Secured Claims Against Colorado 2001D Limited Partnership	No	No (deemed to accept)

Class 2L	Secured Claims Against Colorado 2002A Limited Partnership	No	No (deemed to accept)

Class 3	General Unsecured Claims	No	No (deemed to accept)

Class	Designation	Impairment	Entitled to Vote
Class 4A	Equity Interests in Eastern 1996D Limited Partnership	Yes	Yes

Class 4B	Equity Interests in Easter 1997D Limited Partnership	Yes	Yes

Class 4C	Equity Interests in Eastern 1998D Limited Partnership	Yes	Yes

Class 4D	Equity Interests in CO and PA 1999D Limited Partnership	Yes	Yes

Class 4E	Equity Interests in Colorado 2000B Limited Partnership	Yes	Yes

Class 4F	Equity Interests in Colorado 2000C Limited Partnership	Yes	Yes

Class 4G	Equity Interests in Colorado 2000D Limited Partnership	Yes	Yes

Class 4H	Equity Interests in Colorado 2001A Limited Partnership	Yes	Yes

Class 4I	Equity Interests in Colorado 2001B Limited Partnership	Yes	Yes

Class 4J	Equity Interests in Colorado 2001C Limited Partnership	Yes	Yes

Class 4K	Equity Interests in Colorado 2001D Limited Partnership	Yes	Yes

Class 4L	Equity Interests in Colorado 2002A Limited Partnership	Yes	Yes

Administrative Expense Claims and Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan, pursuant to section 1123(a)(1) of the Bankruptcy Code. Instead, all such Claims shall be treated separately as unclassified claims on the terms previously set forth in Article II of this Plan.

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1	Class 1 – Priority Non-Tax Claims.

Except to the extent that a holder of an Allowed Priority Non-Tax Claim against a Debtor agrees to a less favorable treatment, each such holder shall receive, in full satisfaction of such Claim, payment in full in Cash from the applicable Debtor on (or as soon as reasonably practicable after) the later of (A) the Effective Date or (B) fifteen (15) days after such Priority Non-Tax Claim becomes Allowed.

4.2	Classes 2A through 2L – Secured Claims.

On the Effective Date (or as soon as reasonably practicable thereafter), except to the extent that a holder of an Allowed Secured Claim against a Debtor agrees to less favorable treatment, each holder of an Allowed Secured Claim shall, at the Debtors’ option, receive one of the following treatments: (i) payment in full in Cash from the applicable Debtor; (ii) the Collateral securing such Allowed Secured Claim; or (iii) other treatment that renders such Allowed Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

4.3	Class 3 – General Unsecured Claims.

Except to the extent that a holder of an Allowed General Unsecured Claim against a Debtor agrees to a different treatment, each holder of an Allowed General Unsecured Claim shall be paid in full in Cash from the applicable Debtor on (or as soon as reasonably practicable after) the later of (a) the Effective Date or (b) fifteen (15) days after such General Unsecured Claim become Allowed.

4.4	Classes 4A through 4L – Equity Interests

Except to the extent that a holder of an Allowed Equity Interest in a Debtor agrees to a different treatment, each holder of an Allowed Equity Interest in a Debtor shall receive, in one or more distributions upon and after the Effective Date, or at such other time set forth in this Plan, its Pro Rata share of any Cash remaining with the applicable Debtor after (i) payment of Allowed Administrative Expense Claims, Allowed Priority Claims, and Allowed Claims in Classes 1, 2, and 3 against the applicable Debtor and (ii) funding of the Administrative Reserve. The timing of distributions to holders of Allowed Equity Interests shall be as set forth in section 7.1(b) of this Plan. No portion of the Estate Settlement Payment, the Direct Claim Settlement Payment or the Waived Amount shall be paid to PDC, except as otherwise provided in section 6.2(b) of the Plan.

ARTICLE V

IMPAIRMENT; ACCEPTANCE OR REJECTION OF THE PLAN;

EFFECT OF REJECTION BY ONE OR MORE CLASSES

5.1	Classes Entitled to Vote.

The holders of Claims in Classes 1, 2 and 3 are unimpaired, conclusively deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan. The holders of Equity Interests in Class 4 are impaired and entitled to vote to except or reject the Plan.

5.2	Class Acceptance Requirement.

A Class of impaired Claims shall have accepted the Plan if the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of Claims in such Class who have voted on the Plan have voted to accept the Plan. A Class of impaired Equity Interests shall have accepted the Plan if at least two-thirds (2/3) in amount of Equity Interests in such Class who have voted on the Plan have voted to accept the Plan.

5.3	Cramdown.

To the extent that any Class is impaired under the Plan and such Class fails to accept the Plan in accordance with section 1126(c) or (d) of the Bankruptcy Code, the Debtors hereby request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

ARTICLE VI

MEANS OF IMPLEMENTATION

6.1	General.

The Plan contemplates that all of the Debtors’ Cash on hand, and all Cash received in connection with the settlement of the General Partner Litigation discussed below, will be paid to the holders of Allowed Claims and Allowed Equity Interests, subject to funding the Administrative Reserve, on the terms set forth in this Plan. The Initial Distribution will be made on the Effective Date and subsequent interim distributions may be made as and when the Responsible Party deems appropriate based on the progress of closing down the Chapter 11 Cases. After all costs and expenses closing down the Chapter 11 Cases have been paid, a final distribution will be made to holders of Allowed Claims and Allowed Equity Interests.

6.2	Settlement of General Partner Litigation.

The Debtors, PDC and the Committee have reached a global resolution of their issues in these Chapter 11 Cases and in the General Partner Litigation, as set forth below.

(a) Settlement of Estate Claims Against PDC. Within five (5) Business Days of the Confirmation Date, PDC shall pay the Estate Settlement Payment into escrow with the Debtors. On the Effective Date, in full and final satisfaction and release of the claims asserted against PDC in the General Partner Litigation, and any and all other Causes of Action that could be or could have been asserted against PDC, (i) the Estate Settlement Payment shall be released from escrow to the Debtors’ Estates, to be distributed pursuant to this Plan, and (ii) PDC shall forego the distributions to which it is entitled under the Plan on account of its Equity Interests by the Waived Amount. No portion of the Estate Settlement Payment or the Waived Amount shall be distributed to PDC.

(b) Settlement of Direct Claims Against PDC. Within five (5) Business Days of the Confirmation Date, PDC shall pay the Direct Claim Settlement Payment into escrow with the Debtors. On the Effective Date, in full and final satisfaction and release of any and all Causes of Action that could be asserted against PDC by the holder of an Equity Interest in the Debtors, the Direct Claim Settlement Payment shall be released from escrow to the Debtors’ Estates. The Direct Claim Settlement Payment shall be distributed Pro Rata to the holders of Equity Interests in the Debtors who have not checked the box on the Ballot to opt out of the third party release provided for in section 11.4 of the Plan. As set forth more fully on the Ballot, all holders of Equity Interests in the Debtors shall be deemed to have consented to the third party release in section 11.4 of the Plan, regardless of whether a Ballot has been submitted, unless the holder of an Equity Interest has specifically checked the box on the Ballot to opt out of the third party release. Any holder of an Equity Interest who has checked the box on the Ballot to opt out of the third party release shall be deemed to have forfeited its right to its Pro Rata share of the Direct Claim Settlement Payment. To the extent any Equity Interest holder opts out of the third party release and forfeits its right to a share of the Direct Claim Settlement Payment, such forfeited amount shall be returned to PDC. Other than such forfeited amounts, no portion of the Direct Claim Settlement Payment shall be distributed to PDC.

(c) Dismissal of Trustee Motion Appeal. Within five (5) Business Days of the Confirmation Date, the Committee shall tender a notice of dismissal with prejudice of the Trustee Motion Appeal into escrow with the Debtors. On the Effective Date, simultaneous with the release of the Estate Settlement Payment and the Direct Claim Settlement Payment from escrow, the notice of dismissal shall be released from escrow and immediately filed with the U.S. District Court for the Northern District of Texas, Dallas Division, presiding over the Trustee Motion Appeal. If the Effective Date does not occur, the Committee may reopen the Trustee Motion Appeal for further proceedings.

(d) Dismissal of General Partner Litigation. The General Partner Litigation shall continue to be abated pending entry of the Confirmation Order. On the Effective Date, simultaneous with the release of the Estate Settlement Payment and the Direct Claim Settlement Payment, the Debtors shall file a voluntary stipulation of dismissal of the General Partner Litigation with prejudice.

6.3	Release of Liens.

Except as otherwise provided herein, upon the occurrence of the Effective Date, any Lien securing a Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Responsible Party to evidence the release of such Lien, including the execution, delivery and filing or recording of releases. As of the Effective Date, the Responsible Party shall be authorized to file on behalf of holders of Secured Claims form UCC-3s or such other forms as may be necessary to implement the provisions of this section of the Plan.

6.4	Cancellation of Limited Partnership Agreements and Equity Interests.

Upon the Effective Date, each Debtors’ Limited Partnership Agreement, and the Equity Interests in each Debtor, shall be of no further force or effect, and the obligations of the Debtors thereunder shall be deemed satisfied in full and discharged; provided, however, that such Limited Partnership Agreements and Equity Interests shall continue in effect for the sole purpose of allowing the Debtors to wind-up their respective Estates and implement the terms of this Plan. Upon the Effective Date, Equity Interests in the Debtors shall represent nothing more than an Equity Interest holder’s right to a Pro Rata distribution of Cash on hand from the respective Debtor, without any other or further rights of any kind. Any and all trading in the Debtors’ Equity Interests shall cease and desist on the Effective Date, and no further transfers of Equity Interests shall be of any force or effect, nor shall any transfers be recognized by the Debtors or PDC for any purpose.

6.5	Partnership Actions.

Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects. All matters provided for in this Plan involving the partnership structure of the Debtors and any partnership action required by the Debtors or PDC in connection with this Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by any holders of Equity Interests, PDC or the Responsible Party. On or (as applicable) prior to the Effective Date, the Responsible Party and PDC, as appropriate and applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, and instruments contemplated by this Plan, and otherwise take any and all such actions necessary or desirable to effect the transactions contemplated by this Plan. Such authorizations and approvals shall be effective notwithstanding any requirements under non-bankruptcy law.

6.6	Dissolution of Committee and Cessation of Fee and Expense Payments.

The Committee, and any other statutory committee appointed in the Debtors’ Chapter 11 Cases, shall be dissolved on the Effective Date. Neither the Debtors nor the Responsible Party shall be responsible for paying any fees or expenses incurred by the Committee (or any other committee) after the Effective Date; provided, however, that the Committee shall nonetheless have post-Effective Date standing to object to Administrative

Expense Claims and Fee Claims, and shall be entitled to file a Fee Claim for amounts related thereto, subject to the rights of any party in interest to object thereto.

ARTICLE VII

DISTRIBUTIONS

7.1	Date of Distributions.

(a) General: Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon as practicable thereafter. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act shall be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

(b) Class 4 Equity Interests: Subject to the funding of the Administrative Reserve, the Initial Distribution shall be made by the Disbursing Agent to holders of Allowed Class 4 Equity Interests on the Effective Date (or as soon as practicable thereafter). Thereafter, additional interim distributions shall be made to holders of Allowed Class 4 Equity Interests, as and when the Responsible Party deems appropriate, on a Pro Rata basis based upon the amount of Cash on hand attributable to each Debtor, but subject to appropriate funding for the Administrative Reserve. After all remaining costs of administration have been reserved for or paid, the Disbursing Agent shall make a final distribution to holders of Allowed Class 4 Equity Interests. If the final distribution will be in an amount less than $15 to any holder of an Allowed Class 4 Equity Interest, the Disbursing Agent shall donate such sums to the Anthony H. N. Schnelling Endowment Fund maintained by the American Bankruptcy Institute, to assist in the provision of resources for research and education.

7.2	Sources of Cash for Plan Distributions.

Except as otherwise provided herein or in the Confirmation Order, all Cash required for the payments to be made under this Plan shall come from each Debtor’s Cash on hand on the Effective Date, and all Cash subsequently received by the Debtors.

7.3	Disbursing Agent.

The Initial Distribution to be made to holders of Allowed Claims and Allowed Equity Interests, subject to the funding of the Administrative Reserve, shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. All further distributions under this Plan after the Initial Distribution shall be made by the Disbursing Agent (upon direction from the Responsible Party, if the Responsible Party is not the Disbursing Agent).

7.4	Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

7.5	Record Date for Distributions.

At the close of business on the Distribution Record Date, the transfer ledgers or registers for the Debtors’ existing Equity Interests shall be closed, and there shall be no further changes in the record holders of such Equity Interests. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of any of the foregoing occurring after the Distribution Record Date, and shall be entitled instead to recognize for all purposes hereunder, including to effect distributions hereunder, only those record holders stated on the transfer ledgers or registers maintained by the Debtors and PDC as of the close of business on the Distribution Record Date.

7.6	Recipients of Distributions.

All distributions to holders of Allowed Claims and Allowed Equity Interests under the Plan shall be made to the holder of the Claim or Equity Interest as of the Distribution Record Date. Changes as to the holder of a Claim or Equity Interest after the Distribution Record Date shall only be valid and recognized for distribution if notice of such change is filed with the Bankruptcy Court, in accordance with Bankruptcy Rule 3001 (if applicable) and served upon the Debtors and their counsel.

7.7	Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made at the address of each holder of an Allowed Claim or Allowed Equity Interest as set forth in the books and records of the Debtors and PDC, unless the applicable Debtor or PDC has been notified in writing of a change of address. If any distribution to the holder of an Allowed Claim or Allowed Equity Interest is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtors or PDC are notified of such holder’s then-current address, at which time all missed distributions shall be made to such holder without interest;  provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred eighty (180) days after the date of the distribution in question. After such 180th day, and notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary (i) all unclaimed property or interest in property in respect of the distribution in question shall revert to the respective Debtor from which it came and thereafter be distributed Pro Rata to the holders of that Debtor’s Allowed Claims and Allowed Equity Interests in accordance with the terms of this Plan, and (ii) the Claim or Equity Interest of any holder with respect to such unclaimed property or interest in property shall be discharged and forever barred.

7.8	Means of Payment.

All distributions made pursuant to the Plan shall be in Cash.

7.9	Setoffs and Recoupment.

The Debtors may, but shall not be required to, setoff against or recoup from any Claim or Equity Interest any rights to payment that any of the Debtors may have against the holder of such Claim or Equity Interest. Neither the failure of the Debtors to setoff or recoup, nor the Allowance of any Claim or Equity Interest shall constitute a waiver or release by any of the Debtors of any right to payment, or right of setoff or recoupment.

7.10	Administrative Reserve.

On the Effective Date, the Debtors shall establish the Administrative Reserve. Any amounts remaining in the Administrative Reserve after the Chapter 11 Cases have been fully administered and all related costs and expenses have been paid, shall become part of the Debtors’ general funds, and be distributed by the Disbursing Agent to holders of Allowed Claims and Allowed Equity Interests pursuant to the terms of this Plan.

7.11	Distributions After Effective Date.

Distributions made pursuant to this Plan after the Effective Date to holders of Disputed Claims and Disputed Equity Interests that are not Allowed as of the Effective Date, shall be deemed to have been made on the Effective Date. After the Initial Distribution, the Responsible Party (or the Disbursing Agent, upon direction from the Responsible Party if the Responsible Party is not the Disbursing Agent) shall make additional interim distributions to holders of Allowed Equity Interests at such time as the Responsible Party may deem appropriate, in accordance with the terms of this Plan, and subject to appropriate funding for the Administrative Reserve.

7.12	Withholding and Reporting Requirements.

In connection with this Plan and all instruments issued under this Plan, any party issuing any instrument or making any such distribution under this Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Allowed Equity Interest that is entitled to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any applicable tax obligations, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under this Plan to any holder of any Allowed Claim or Allowed Equity Interest has the right, but not the obligation, to not issue such instrument or make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

7.13	No Postpetition Interest.

Unless otherwise specifically provided for in this Plan or in the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Equity Interests, and no holder of a Claim or Equity Interest shall be entitled to interest accruing on or after the Petition Date.

7.14	Time Bar to Payments.

Checks issued by the Disbursing Agent under this Plan shall be null and void if not negotiated within one hundred eighty (180) days after the date of issuance. Requests for reissuance of any check shall be made in writing directly to the Disbursing Agent by the person to whom such check was originally issued. Any request for re-issuance of a voided check must be made on or before the end of the 180-day period referenced in this section 7.14. After such 180-day period, if no request for re-issuance of a voided check was timely made, such amounts shall constitute unclaimed property and be treated in accordance with section 7.7 of this Plan, and all Claims or Equity Interests in respect of such void checks shall be discharged and forever barred.

ARTICLE VIII

PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

8.1	Objections to Claims.

Except insofar as a Claim or Equity Interest is Allowed under the Plan or pursuant to Final Order of the Bankruptcy Court, the Debtors, or any other party in interest, shall be entitled to object to Claims and Equity Interests. Any objections to Claims and Equity Interests shall be served and filed by the Objection Deadline. Any Claim or Equity Interest as to which an objection is timely filed shall be a Disputed Claim or Disputed Equity Interest, respectively.

8.2	No Distributions Pending Allowance.

If a timely objection is made with respect to any Claim or Equity Interest, no payment or distribution under the Plan shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes Allowed.

8.3	Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Equity Interest, in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Equity Interest the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest.

8.4	Disallowance of Late Filed Claims; Proof of Equity Interest.

(a) Unless otherwise provided in a Final Order of the Bankruptcy Court, any Claim for which a proof of claim is filed after the applicable Bar Date shall be deemed disallowed. The holder of a Claim that is disallowed pursuant to this section 8.4 shall not receive any distribution on account of such Claim, and neither the Debtors nor the Distribution Agent shall need to take any affirmative action for such Claim to be deemed disallowed.

(b) Holders of Equity Interests need not, and are not required to, file proof of such interests in order to receive a distribution under this Plan.

ARTICLE IX

TREATMENT OF EXECUTORY

CONTRACTS AND UNEXPIRED LEASES

9.1	Rejection of Contracts and Leases.

Except as otherwise provided in this Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed, assumed and assigned or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. For the avoidance of doubt, the JOAs previously assumed by the Debtors have either been terminated or merged out of existence by their terms, as a result of the prior sales of the Debtors’ assets. As a result, the JOAs are no longer obligations of the Debtors or their respective estates, and neither the Debtors nor their estates shall have any liability in connection therewith; provided, however, that PDC may file an Administrative Expense Claim with respect to the Deficits, whether arising under the JOAs or otherwise.

9.2	Inclusiveness.

Unless otherwise specified, each executory contract and unexpired lease shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease.

9.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Claims arising out of the rejection of executory contracts and unexpired leases (if any) must be served upon the applicable Debtor and its counsel within thirty (30) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or

(ii) the Effective Date. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates and their property.

ARTICLE X

CONDITIONS PRECEDENT TO CONFIRMATION AND

EFFECTIVENESS OF THE PLAN

10.1	Conditions to Confirmation of Plan.

Confirmation of the Plan shall not occur, and the Confirmation Order shall not be entered, until each of the following conditions precedent have been satisfied or waived:

(a) An order, finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered; and

(b) The Confirmation Order shall be in a form and substance satisfactory to the Debtors, PDC and the Committee.

10.2	Conditions to Effective Date of Plan.

The Effective Date of the Plan shall not occur until each of the following conditions precedent have been satisfied or waived:

(a) The clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Chapter 11 Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto;

(b) The Estate Settlement Payment, the Direct Claim Settlement Payment, and the Committee’s notice of dismissal of the Trustee Motion Appeal shall have been placed into escrow with the Debtors; and

(c) All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan shall have been executed and delivered by the parties thereto, and, in each case, all conditions to their effectiveness shall have been satisfied or waived as provided therein.

Within five (5) Business Days of the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date and serve the same on holders of Equity Interests. The Debtors may serve such notice simultaneously with the Initial Distribution under the Plan.

10.3	Waiver of Conditions Precedent.

Any of the foregoing conditions (with the exception of the conditions set forth in sections 10.1(b) and 10.2(a)) may be waived by agreement of the Debtors, PDC and the Committee without notice to or order of the Bankruptcy Court. The failure to satisfy or waive any condition may be asserted by the Debtors, PDC and the Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors, PDC and the Committee). The failure of the Debtors, PDC and the Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right will be deemed an on-going right that may be asserted at any time.

10.4	Effect of Failure of Conditions.

If the foregoing conditions have not been satisfied or waived in the manner provided in sections 10.2 and 10.3 hereof, then (i) the Confirmation Order shall be of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims against and Equity Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (iv) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Plan; (v) nothing contained in this Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; and (vi) this Plan shall be deemed withdrawn. Upon such occurrence, the Debtors shall file a written notification with the Bankruptcy Court and serve it on the parties appearing on the limited service list maintained in the Chapter 11 Cases.

10.5	Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date occurs. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors, PDC or the Committee with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any of the Debtors, PDC, the Committee, or any other party with respect to any Claims or Equity Interests or any other matter.

ARTICLE XI

EFFECT OF CONSUMMATION

11.1	Revesting of Assets.

Upon the Confirmation Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates, including Causes of Action, shall vest in the Post-Confirmation Debtors, free and clear of all Claims, Liens, encumbrances, charges and other interests, except as otherwise provided in this Plan.

11.2	Exculpation.

Neither the Debtors, the Disbursing Agent, the Responsible Party, PDC, the Committee, nor any of their respective present or former members, managers, officers, directors, employees, equity holders, partners, affiliates, funds, advisors, attorneys or agents, or any of their predecessors, successors or assigns, shall have or incur any liability to any holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, affiliates, funds, advisors, attorneys or agents, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the negotiation and pursuit of approval of the Disclosure Statement, the preparation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the funding of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and shall be deemed to have acted in good faith in connection therewith and entitled to the protections of section 1125(e) of the Bankruptcy Code. Notwithstanding anything to the contrary contained in this Plan, this section 11.2 shall not exculpate any party from any liability based upon gross negligence or willful misconduct.

11.3	Releases by the Debtors.

On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims, obligations, suits, judgments, damages, rights, remedies, causes of action and liabilities of any nature, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or non-contingent, existing or hereafter arising, in law, equity or otherwise, including any claims or causes of action under Chapter 5 of the Bankruptcy Code or other applicable law which they have or may have against any of their respective members, managers, officers, directors, employees, partners, affiliates, funds, advisors, attorneys or agents, the Responsible Party, PDC, the Committee, and each of their respective members, managers, officers, directors, employees, partners, affiliates, funds, advisors, attorneys, agents and representatives and their respective property.

11.4	Third Party Release.

Upon the Effective Date, except as otherwise provided in this Plan and except for the right to enforce the Plan, all Persons who are entitled, directly or indirectly, to receive a distribution under this Plan, and who have not specifically opted out of this release on the Ballot, shall be deemed to forever release, waive and discharge the Debtors, the Post-Confirmation Debtors, the Responsible Party, PDC, the Committee, and each of their respective constituents, principals, officers, directors, employees, members, managers, partners, affiliates, agents, representatives, attorneys, professionals, advisors, affiliates, funds, successors, predecessors, and assigns of and from any and all Liens, Claims, obligations, suits, judgments, damages, rights, remedies, causes of action, liabilities, encumbrances, security interests, Equity Interests or charges of any nature or description whatsoever relating to the Debtors, the Chapter 11 Cases or affecting property of the Debtors’ Estates, whether known or unknown, discovered or undiscovered, scheduled or unscheduled, contingent, fixed, unliquidated or disputed, matured or unmatured, contingent or noncontingent, senior or subordinated, whether assertable directly or derivatively by, through, or related to the Debtors, against successors or assigns of the Debtors and the individuals and entities listed above, whether at law, in equity or otherwise, based upon any condition, event, act, omission, occurrence, transaction or other activity, inactivity, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date in any way arising out of, relating to or connected with the operation of the Debtors’ businesses or the Chapter 11 Cases, all regardless of whether (a) a proof of Claim or Equity Interest has been filed or is deemed to have been filed, (b) such Claim or Equity Interest is Allowed or (c) the holder of such Claim or

Equity Interest has voted to accept or reject the Plan, except for willful misconduct or gross negligence.

11.5	Injunction and Stay.

(a) Except as otherwise expressly provided in this Plan, all Persons or entities who have held, hold, or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Post-Confirmation Debtor or other entity released, discharged or exculpated hereunder, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Post-Confirmation Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Post-Confirmation Debtor, or against the property or interests in property of any Post-Confirmation Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Post-Confirmation Debtor, or against the property or interests in property of any Post-Confirmation Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to section 11.4 hereof.

(b) Unless otherwise provided, all injunctions or stays arising under or entered during the Debtors’ Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

11.6	Preservation of Claims.

Except as otherwise provided in sections 11.3, 11.4 and 11.5 of this Plan, as of the Confirmation Date, pursuant to sections 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, Claim, and demand whatsoever, whether known or unknown, in law, equity, or otherwise (collectively, “Causes of Action”) accruing to the Debtors shall constitute assets of the Post-Confirmation Debtors and shall vest in the Post-Confirmation Debtors. Thereafter, the Responsible Party, on behalf of the Post-Confirmation Debtors, and as a representative of the Debtors and the Post-Confirmation Debtors pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, shall have the authority to commence and prosecute Causes of Action for the benefit of the holders of Allowed Equity Interests. Neither the Post-Confirmation Debtors nor the Responsible Party intend to pursue any such Causes of Action after the Effective Date, and neither the Post-Confirmation Debtors nor the Responsible Party shall be liable to any party as a result thereof.

11.7	Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

ARTICLE XII

RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Debtors’ Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To hear and determine pending applications for the assumption, assignment or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b) To determine any and all adversary proceedings, applications, and contested matters in the Chapter 11 Cases and grant or deny any application involving the Debtors that may be pending on the Effective Date or that are retained and preserved by the Debtors under section 11.6 hereof;

(c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are effected as provided in the Plan;

(d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Equity Interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(f) To take any action and issue such orders as may be necessary to construe, enforce, implement execute and consummate the Plan or maintain the integrity of the Plan following consummation;

(g) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(h) To hear and determine all requests for payment of Fee Claims;

(i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the documents that are ancillary to and aid in effectuating the Plan or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(k) To hear any other matter not inconsistent with the Bankruptcy Code;

(l) To hear and determine all disputes involving the existence, scope, and nature of the exculpations and releases granted under sections 11.2, 11.3 and 11.4 hereof;

(m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan; and

(n) To enter a final decree(s) closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS

13.1	Payment of Statutory Fees.

All fees payable under 28 U.S.C. § 1930 shall be paid on the Effective Date and thereafter, as appropriate.

13.2	Filing of Additional Documents.

The Debtors, with the agreement of PDC and the Committee, may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

13.3	Schedules, Exhibits and Plan Supplement Incorporated.

All exhibits and schedules to the Plan, and the documents contained in the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

13.4	Amendment or Modification of the Plan.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, with the agreement of PDC and the Committee, at any time prior to or after the Confirmation Date. Holders of Claims and Equity Interests that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified; provided, however, that any holders of Claims and Equity Interests who were deemed to accept the Plan because such Claims and Equity Interests were unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims and Equity Interests continue to be unimpaired.

13.5	Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, and any exhibit or schedule to the Disclosure Statement, the provisions of the Plan shall govern. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall govern.

13.6	Exemption from Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan, and thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.7	Expedited Tax Determination.

The Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

13.8	Ordinary Course.

From and after the Effective Date, the Responsible Party, on behalf of the Post-Confirmation Debtors, is authorized to and may enter into all transactions including, but not limited to, the retention of professionals, and pay all fees and expenses incurred thereby and in connection therewith, in the ordinary course of business, without the need for Bankruptcy Court approval.

13.9	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

13.10	Severability.

If the Bankruptcy Court determines that any provision of this Plan is unenforceable either on its face or as applied to any Claim or Equity Interest, the Debtors may modify this Plan in accordance with section 13.4 hereof so that such provision shall not be applicable to the holder of any Claim or Equity Interest. Any determination of unenforceability shall not (i) limit or affect the enforceability and operative effect of any other provisions of this Plan; or (ii) require the resolicitation of any acceptance or rejection of this Plan unless otherwise ordered by the Bankruptcy Court.

13.11	No Admissions.

If the Effective Date does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Debtor, (b) prejudice in any manner the rights of any Debtor or any other party in interest, or (c) constitute an admission of any sort by any Debtor or other party in interest.

13.12	No Payment of Attorneys’ Fees.

Except for the fees of Professional Persons and the Responsible Party, no attorneys’ fees shall be paid by the Debtors with respect to any Claim or Equity Interest unless otherwise specified in this Plan or a Final Order of the Bankruptcy Court.

13.13	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

ATROPOS INCORPORATED	ANDREWS KURTH LLP
Attention: Karen Nicolaou	Attention: Robin Russell
Responsible Party for Eastern 1996D Limited	600 Travis, Suite 4200
Partnership, et al.	Houston, Texas 77002
569 Trianon Street	Telephone: (713) 220-4200
Houston, Texas 77024	Facsimile: (713) 220-4285
Telephone: (713) 805-2343	Email: rrussell@andrewskurth.com
Email: knicolaou@atropos-inc.com

with a copy to:

GRAY REED & McGRAW, P.C.	GARDERE WYNNE SEWELL LLP
Attention: Jason S. Brookner	Attention: Holland Neff O’Neil
1601 Elm Street, Suite 4600	1601 Elm Street, Suite 3000
Dallas, Texas 75201	Dallas, Texas 75201
Telephone: (214) 954-4135	Telephone: (214) 999-3000
Facsimile: (214) 953-3132	Facsimile: (214) 999-4667
Email: jbrookner@grayreed.com	Email: honeil@gardere.com

13.14	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

Dated:	October 28, 2014
Dallas, Texas

EASTERN 1996D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

EASTERN 1997D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

EASTERN 1998D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

CO and PA 1999D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2000B LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2000C LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2000D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001A LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001B LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001C LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2001D LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

COLORADO 2002A LIMITED PARTNERSHIP

By:	/s/ Karen Nicolaou
ATROPOS INCORPORATED,
Responsible Party, by
Karen Nicolaou, its Principal

PDC ENERGY, INC.

By:	/s/ Daniel W. Amidon
Daniel W. Amidon,
General Counsel

THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

By:	/s/ Mark H. Misselbeck
Mark H. Misselbeck,
Chairman

2368663.1
GRAY REED & McGRAW, P.C.	GARDERE WYNNE SEWELL LLP
Jason S. Brookner	Holland Neff O’Neil
Texas Bar No. 24033684	Texas Bar No.14864700
Lydia R. Webb	Thomas C. Scannell
Texas Bar No. 24083758	Texas Bar No. 24070559)
1601 Elm Street, Suite 4600	1601 Elm Street, Suite 3000
Dallas, Texas 75201	Dallas, Texas 75201
Telephone: (214) 954-4135	Telephone: (214) 999-3000
Facsimile: (214) 953-1332	Facsimile: (214) 999-4667

ATTORNEYS FOR THE DEBTORS AND DEBTORS IN POSSESSION	ATTORNEYS FOR THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

ANDREWS KURTH LLP
Robin Russell
Texas Bar No. 17424001
Joseph P. Rovira
Texas Bar No. 24066008
600 Travis, Suite 4200
Houston, Texas 77002
Telephone: (713) 220-4200
Facsimile: (713) 220-4285

ATTORNEYS FOR PDC ENERGY, INC.